Exhibit 99.1

               NOVELIS CONCLUDES ACCOUNTING RESTATEMENT AND REVIEW

     REVIEW AND RESTATEMENT RESULTS IN $11 MILLION BENEFIT TO NET INCOME FOR
                       THE SIX MONTHS ENDED JUNE 30, 2005

       COMPANY REPORTS THIRD QUARTER 2005 RESULTS; PROVIDES HIGHLIGHTS OF
                     FOURTH QUARTER 2005 AND FULL YEAR 2006

ATLANTA, May 16 /PRNewswire-FirstCall/ -- Novelis Inc. (NYSE: NVL) (TSX: NVL) today announced that it has concluded its restatement and review of the contingencies, reserves and adjustments made to create the Company's opening balance sheet. The overall impact was an increase to net income of $11 million for the first six months of 2005, including a $4 million net gain from out-of-period errors that were recorded in the first quarter.

Novelis' completed financial results for the third quarter and nine months ended September 30, 2005, are included in this press release. The Company has also filed with the U.S. Securities and Exchange Commission its amended quarterly reports for the first and second quarters of 2005, and its quarterly report for the third quarter of 2005.

"Our financial review process was extremely thorough and comprehensive," said Brian W. Sturgell, president and chief executive officer of Novelis. "The review covered several years and a number of complex issues, and it required documentation involving individual plants and the input and approval of a number of outside parties. As a result, the process took longer than we originally anticipated.

"We look forward to finalizing our financial results for the fourth quarter of 2005 and refocusing all of our energies on 2006 and beyond," added Sturgell.

$2 Million Net Positive Impact from Prior-Year Review

On January 31, 2006, Novelis reported that the review process could result in the need to restate the Company's financial statements for 2002, 2003 or 2004. At the conclusion of the review, the Company determined that no restatement of the prior-year results was necessary because the full net income impact was a $2 million net gain, the components of which were immaterial to any of the prior years. The review process identified a total of $4 million of favorable prior-year adjustments. The original Form 10-Q for the first quarter of 2005 included a $2 million negative impact from prior year out-of-period errors. Therefore, the net impact of prior-year adjustments on net income recorded in the first quarter of 2005 is positive $2 million.

Six-Months Restatement Summary

As previously announced, in November 2005, the Audit Committee of Novelis' Board of Directors decided to delay the release of the Company's third quarter financial statements, restate the previously issued financial statements for the first and second quarters of 2005, and conduct a review of contingent liabilities and reserves, equity accounts and other adjustments made to arrive at the opening balance sheet of Novelis as a public entity.

The decision to restate the first and second quarters of 2005 related to two issues: a favorable court ruling in June 2005 in a long-standing Brazilian tax litigation matter that resulted in a $4.6 million pre-tax gain from the partial reversal of a related reserve in the second quarter; and tax accounting for currency translations on loans made by Novelis to its European subsidiaries that, after completion of the review, required no net adjustment to net income for the six-month period.

Components of the $11 million increase in net income for the six months ended June 30, 2005, are included in the following chart, which reconciles net income as previously reported to net income as restated.

Summary of Restatement Adjustments

                                                             Six Months Ended
($ in millions)                                                June 30, 2005
----------------------------------------------------------   ----------------
Net income - as previously reported                          $             11
Net adjustments:
1. Misapplication of GAAP related to liability recognition                  3
2. Errors in income tax accounting                                          4
3. Out-of-period errors                                                     4
Total net adjustments                                                      11
Net income - as restated                                     $             22

1. Misapplication of GAAP related to liability recognition: The only individually significant item included was the Brazilian tax litigation matter referenced above.

2. Errors in income tax accounting: Errors in this category included the following:

a. A shift in an agreement by one of the Company's German operations from a manufacturing and sale arrangement to a tolling arrangement, triggering additional deferred income taxes on the potential deemed disposition of goodwill.
b. Tax accounting for currency translation on loans made by Novelis to its European subsidiaries, as referenced above, with the impact in the second quarter offsetting the impact in the first quarter.
c. Calculation errors leading to the incorrect allocation of other currency gains and losses between capital and operating for income tax purposes, which impacted the effective tax rate used.
d. The tax treatment on certain spin transactions and related foreign currency gains and losses.

3. Out-of-period errors: This relates to errors in prior years that were corrected in the first quarter of 2005. The original Form 10-Q for the first quarter of 2005 included a $2 million negative impact from prior year out-of-period errors. The review process identified a total of $4 million of favorable prior-year adjustments, and therefore the net impact of prior-year adjustments on net income for the first quarter of 2005 is positive $2 million.

Third Quarter 2005 Results

For the third quarter of 2005, sales and operating revenues increased almost 3% to $2,053 million from $2,000 million in the third quarter of 2004. Rolled product shipments were 725 kilotonnes (kt), essentially unchanged from the third quarter of 2004. Net income declined to $10 million from $34 million in the same period of 2004, due primarily to the following items on an after-tax basis:

     - Unrealized gains of $28 million on the change in market value of derivatives in 2005, compared to unrealized gains of $16 million in 2004.
     - Foreign currency balance sheet translation losses of $21 million in 2005, mainly in Canada and South America, compared to a loss of $8 million in 2004.
     - An increase of $20 million in the Company's interest expense as a stand-alone company in 2005, compared with the carve-out allocation of interest expense from Alcan for 2004.

Earnings per share were $0.14 for the third quarter of 2005 versus $0.47 in the same period of 2004.

     The following table highlights certain key financial and operating results for the quarter and nine months ended September 30, 2005, and September 30, 2004, respectively.

                             3rd Qtr    3rd Qtr              9 months   9 months
($ in millions)               2005       2004      % Chg       2005       2004       % Chg
-------------------------   --------   --------   --------   --------   --------   --------
Sales and
Operating Revenues             2,053      2,000          3%     6,337      5,739         10%
Regional Income(*)               153        184        -17%       468        538        -13%
Rolled Product
 Shipments (kt)                  725        722          0%     2,168      2,114          3%
Regional Income
 per Tonne                       211        255        -17%       216        254        -15%
Depreciation                      56         60         -7%       173        178         -3%
Capital Expenditures              45         36         25%       104         95          9%
Total Assets                   5,264      6,084        -13%     5,264      6,084        -13%
Free Cash Flow(*)                 84        164        -49%       305        193         58%
Net Income                        10         34        -71%      32.0      148.0        -78%

*See Attachment A for a description of Regional Income and a reconciliation of Regional Income to Income Before Income Taxes and Other Items. Attachment B provides the reconciliation of Net Income to Free Cash Flow.

The following table reconciles the changes from 2004 Regional Income to 2005 Regional Income by significant component of change, for both the quarterly and year-to-date periods ended September 30.

                                       Volume/
Total                       Regional    Price/               Currency              Regional
Regional                     Income    Mix/Cost     Metal     Balance   Currency    Income
Income                        2004     Variance   Variance     Sheet      P&L        2005
-------------------------   --------   --------   --------   --------   --------   --------
3rd Quarter                      184        (24)         8          1        (16)       153
Nine Months                      538        (21)       (24)        (9)       (16)       468

In the third quarter of 2005, Regional Income was $153 million versus $184 million in the third quarter of 2004. Regional Income in the third quarter of 2005 was positively impacted by increases in pricing, as the Company's regions worked to offset higher costs. Metal timing differences had a positive impact on Regional Income for the quarter, as the price of metal charged to customers rose faster in the period than did the price of metal charged to cost of goods sold. These benefits were more than offset by the negative effect of currency, namely the Brazilian Real and the Korean Won, as well as the can price ceiling in North America and high energy and transportation costs. Capacity utilization was very strong in three of the four regions, with European economies continuing to be sluggish.

Regional Results

Novelis North America

North America                3rd Qtr    3rd Qtr              9 months   9 months
(in millions)                 2005       2004      % Chg       2005       2004       % Chg
-------------------------   --------   --------   --------   --------   --------   --------
Sales and
Operating Revenues               836        810          3%     2,500      2,229         12%
Regional Income                   54         67        -19%       141        208        -32%
Rolled Product
 Shipments (kt)                  285        296         -4%       852        859         -1%
Regional Income
 per Tonne                       189        226        -16%       165        242        -32%
Depreciation                      18         18          0%        54         52          4%
Capital Expenditures              14          3        367%        37         20         85%
Total Assets                   1,388      1,975        -30%     1,388      1,975        -30%

Novelis North America experienced a decline in shipments and Regional Income in the third quarter of 2005 versus the same period in 2004. These lower shipments occurred for the most part in the industrial products segment, particularly in the distributor and automotive markets.

                                       Volume/
                            Regional    Price/               Currency              Regional
North                        Income    Mix/Cost     Metal     Balance   Currency    Income
America                       2004     Variance   Variance     Sheet      P&L        2005
-------------------------   --------   --------   --------   --------   --------   --------
3rd Quarter                       67        (10)        (4)         3         (2)        54
Nine Months                      208        (28)       (37)         2         (4)       141

Regional Income in North America declined, as rising costs related to freight, energy and operating expenses were only partially offset by an improvement in conversion prices and the release of an environmental reserve. Metal prices negatively impacted Regional Income by $4 million. However, the significant negative effect of the can price ceiling was mostly offset by favorable metal timing differences.

Novelis Europe

Europe                       3rd Qtr    3rd Qtr              9 months   9 months
(in millions)                 2005       2004      % Chg       2005       2004       % Chg
-------------------------   --------   --------   --------   --------   --------   --------
Sales and
Operating Revenues               737        766         -4%     2,376      2,289          4%
Regional Income                   52         64        -19%       161        162         -1%
Rolled Product
 Shipments (kt)                  252        251          0%       768        756          2%
Regional Income
 per Tonne                       206        255        -19%       210        214         -2%
Depreciation                      23         27        -15%        74         79         -6%
Capital Expenditures              17         19        -11%        39         51        -24%
Total Assets                   2,129      2,458        -13%     2,129      2,458        -13%

Shipments in Europe were flat, while Regional Income declined almost 19%. Novelis Europe achieved an increase in can sheet shipments, with new aluminum can making lines operating in Eastern Europe and can producer line conversions from steel to aluminum taking place throughout Western Europe. However, reduced shipments in the foil and packaging markets partially offset this benefit.

                                       Volume/
                            Regional    Price/               Currency              Regional
                             Income    Mix/Cost     Metal     Balance   Currency    Income
Europe                        2004     Variance   Variance     Sheet      P&L        2005
-------------------------   --------   --------   --------   --------   --------   --------
3rd Quarter                       64        (11)         4          0         (5)        52
Nine Months                      162        (11)         2          0          8        161

The decrease in Regional Income was attributable to higher energy costs, lower ingot shipments associated with the closure of the Borgofranco facility, and an adverse currency impact. Metal timing had a positive impact on Regional Income for the quarter.

Novelis Asia

Asia                         3rd Qtr    3rd Qtr              9 months   9 months
(in millions)                 2005       2004      % Chg       2005       2004       % Chg
-------------------------   --------   --------   --------   --------   --------   --------
Sales and
Operating Revenues               328        292         12%     1,025        858         19%
Regional Income                   23         19         21%        80         62         29%
Rolled Product
 Shipments (kt)                  119        111          7%       356        334          7%
Regional Income
 per Tonne                       193        171         13%       225        186         21%
Depreciation                      12         11          9%        37         34          9%
Capital Expenditures               5          9        -44%        15         17        -12%
Total Assets                     971        941          3%       971        941          3%

Novelis Asia's shipments grew 7% in the third quarter of 2005 versus the third quarter of 2004. The growth in shipments was due in large part to can market share advances in China and Southeast Asia.

                                       Volume/
                            Regional    Price/               Currency              Regional
                             Income    Mix/Cost     Metal     Balance   Currency    Income
Asia                          2004     Variance   Variance     Sheet      P&L        2005
-------------------------   --------   --------   --------   --------   --------   --------
3rd Quarter                       19          5          2          0         (3)        23
Nine Months                       62         27         (3)         0         (6)        80

Regional Income climbed by 21% in the third quarter of 2005 versus the third quarter of 2004. Regional Income in Asia for the quarter benefited from improved costs and increased shipments. The strengthening of the Korean Won had a $3 million adverse impact on the segment. However, this was partially offset by favorable metal timing differences.

Novelis South America

South America                3rd Qtr    3rd Qtr              9 months   9 months
(in millions)                 2005       2004      % Chg       2005       2004       % Chg
-------------------------   --------   --------   --------   --------   --------   --------
Sales and
Operating Revenues               157        134         17%       448        369         21%
Regional Income                   24         34        -29%        86        106        -19%
Rolled Product
 Shipments (kt)                   68         64          6%       191        165         16%
Regional Income
 per Tonne                       353        531        -34%       450        642        -30%
Depreciation                      11         12         -8%        33         36         -8%
Capital Expenditures               5          5          0%        13         12          8%
Total Assets                     780        804         -3%       780        804         -3%

In South America, shipments of rolled products increased in the quarter due primarily to the growth in the regional can market.

                                       Volume/
                            Regional    Price/               Currency              Regional
South                        Income    Mix/Cost     Metal     Balance   Currency    Income
America                       2004     Variance   Variance     Sheet      P&L        2005
-------------------------   --------   --------   --------   --------   --------   --------
3rd Quarter                       34         (8)         6         (2)        (6)        24
Nine Months                      106         (9)        14        (11)       (14)        86

Regional Income in South America declined due to higher energy costs, higher smelter production costs, and a negative impact of $8 million as a result of the strengthening of the Brazilian Real by 26% during the third quarter of 2005 versus the third quarter of 2004. The favorable impact of increasing London Metal Exchange (LME) prices on production from the smelters resulted in a $6 million benefit to Regional Income.

Balance Sheet Highlights

Cash and cash equivalents at the end of the third quarter of 2005 were $124 million, down slightly from $127 million at the end of the second quarter of 2005.

As of September 30, 2005, Novelis had reduced its debt to $2,685 million from $2,951 million at the time of Novelis' spin-off from Alcan, a total reduction of $266 million.

Working capital improvements positively impacted cash flows during the third quarter. As a result of these working capital improvements and a review of the overall impact of rising metal prices on working capital, Novelis was able to revise its estimate of the impact on cash of metal price movements for the long-term. The Company now expects that for every $100 change in the price of metal per tonne, working capital is impacted by approximately $30 million, compared with its previous estimate of $40 million. Most of the difference is attributable to structural improvements made in working capital levels in 2005. The Company continues to make progress on working capital turns, and any sustained improvements should further reduce the impact from metal price fluctuations.

Full Year 2005 and 2006 Highlights

Novelis took actions during the third and fourth quarters of 2005 that have significant implications for 2006 and beyond. As previously announced, for the first half of 2006, the Company hedged its metal price ceiling exposure above its internal hedge volume by purchasing $29 million in call options positioned to cover the exposure at the ceiling price for the first six months.

For the second half of 2006, the Company has hedged its metal price ceiling exposure above its internal hedge volume with call option positions at various strike prices above the ceiling price. As a result, at anticipated sales volumes and at today's metal price, the maximum metal price ceiling exposure (beyond internal hedges) is expected to be $45 million, in addition to the $14 million cost of the options for the last six months of 2006. The maximum exposure assumes the hedge effectiveness of Novelis' used beverage can (UBC) and smelter output in this unusually high and sustained metal price environment. The options were paid in cash in 2005, but will be expensed for accounting purposes in 2006.

The Company expects that, beginning in 2007, it will no longer have metal price ceiling exposure beyond its internal hedge position since the Company's total volume, subject to contracts with a metal price ceiling, will decrease to approximately 10% from the 2006 level of 20%. This remaining can ceiling exposure volume level is roughly at or below the Company's internal hedge volume.

Novelis was aggressive in repaying debt in 2005, paying down more than $300 million. In the first quarter of 2006, the Company repaid $80 million of its Term Loan, as well as other debt, driven by cash flows from operations and working capital improvements. Notably, the Company was able to do this during a period of sustained high metal prices, which required additional working capital.

As the Company modified its metal hedging strategy, it also revised its currency hedging strategy. Novelis South America has entered into Brazilian Real foreign currency forward contracts, which will hedge the rate at which U.S. dollar-denominated revenue is converted into Real to pay for local costs such as labor and electricity. These contracts currently cover approximately one-half of the Company's projected net, Real-denominated cash flow exposure in South America for the next twelve months. The covered amount is slightly more than $100 million and has an average rate of $R2.32 per U.S. dollar.

Novelis expects Regional Income for the fourth quarter of 2005 to improve versus $116 million in the fourth quarter of 2004. However, Regional Income for the full year 2005 is expected to decrease compared with record Regional Income of $654 million in 2004. The decline would be primarily due to high metal prices and the ceiling price effect on North American can sheet sales, currency impacts and continued increases in energy and transportation costs. For the first nine months of 2005, the overall adverse metal effect was $24 million, while energy and transportation costs increased.

Foreign currency fluctuations negatively affected Regional Income for the first nine months of 2005 by approximately $25 million, and are also expected to have a negative impact on results in the fourth quarter, primarily due to the strengthening of the Brazilian Real from an average of $R2.920 per U.S. dollar in 2004 to an average of $R2.417 per U.S. dollar in 2005, a 21 percent change in dollar-equivalent terms.

Outlook for 2006

Preliminary data suggests that Novelis' financial results in the first half of 2006 will benefit from positive metal timing. However, the expenses related to the restatement and review process will negatively impact the half- year results.

With respect to the second half of 2006, a number of factors contribute to uncertainty and hinder visibility. These include fluctuating metal prices affecting the direction of metal timing, the Company's remaining $45 million risk exposure on metal option hedging, the effectiveness of its internal hedges from used beverage cans and its Brazilian smelters, and currency trends. In addition, Novelis will incur additional costs in the second half of 2006 as it brings current its financial statements.

With the 2005 restatement and review process completed, the Company is taking the steps necessary to put the financial reporting process back on a normal cycle. Novelis has received the waiver from its lenders extending the reporting deadlines for the full year 2005 and the first, second and third quarters of 2006, and will now focus on returning to a normal reporting cycle no later than year end. The business continues to move forward, and the time is right to turn to accelerating execution of the strategy and focusing on profitable portfolio opportunities and growth.

Attachment A

The following table summarizes the reconciliation of Regional Income to Income before income taxes and other items.

                                                      Third          Second         First
                                                     Quarter         Quarter       Quarter
                                                   ------------    ----------    ----------
($ in millions)                                    2005    2004       2005          2005
-------------------------------------------------  ----    ----    ----------    ----------
                                                                   (restated)    (restated)
Regional Income
  Novelis North America                              54      67            35            52
  Novelis Europe                                     52      64            55            54
  Novelis Asia                                       23      19            27            30
  Novelis South America                              24      34            24            38
Total Regional Income                               153     184           141           174

  Corporate office *                                (17)    (11)           31           (25)

Other Adjustments
  Depreciation & amortization                       (56)    (60)          (58)          (59)
  Adjustments for equity-
   accounted joint ventures                         (11)    (11)          (10)          (12)
  Change in market value of derivatives              43      15           (61)           19
  Restructuring, rationalization &
   impairment (costs)/recoveries                    (10)    (20)            9             3
  Interest expense                                  (48)    (17)          (49)          (45)

Income before income taxes and other items           54      80             3            55

* Corporate costs include the $45 million gain realized on the monetization of cross-currency interest rate swaps in the second quarter of 2005.

Regional Income comprises earnings before interest, income taxes, equity income, minority interests, depreciation and amortization and excludes certain items, such as corporate, restructuring costs, impairment and other rationalization charges. These items are managed by our corporate head office, which focuses on strategy development and oversees governance, policy, legal compliance, human resources and finance matters. Regional Income is the measure by which management evaluates the profitability and financial performance of our operating segments.

Financial information for the regional groups includes the results of certain joint ventures on a proportionately consolidated basis, which is consistent with the way the regional groups are managed. Under GAAP, these joint ventures are accounted for under the equity method. Therefore, in order to reconcile Regional Income to Income before income taxes and other items, the Regional Income attributable to these joint ventures is removed from Regional Income for us and the net after-tax results are reported as equity income.

The change in the fair market value of derivatives, with the exception of unrealized gains or losses on certain cash flow hedges, has been removed from individual regional results and is shown on a separate line in the reconciliation between total Regional Income and Income before income taxes and other items. This presentation provides a portrayal of our underlying regional group results that is in line with our portfolio approach to risk management.

Attachment B

    The following table summarizes the reconciliation of Net Income to Free Cash Flow.

                                                   Nine Months
Free Cash Flow                                    --------------
($ in millions)                                   2005     2004
-----------------------------------------------   -----    -----
Net income                                           32      148
Unrealized losses (gains) on derivatives              -      (36)
Other non-cash income items(A)                       87      206
Increase (decrease) in interest payable              19       (1)
Increase (decrease) in accrued income taxes          59      (18)
Other changes in assets and liabilities(B)          169       (7)
Net cash provided by operating activities           366      292
Dividends                                           (27)      (4)
Premiums paid and net proceeds on derivatives        70        -
Capital expenditures                               (104)     (95)
Free cash flow (C)                                  305      193
Ending cash balance                                 124       27

(A) Other non-cash income items comprise: Depreciation and amortization, Deferred income taxes, Write-off and amortization of debt issue costs, Provision for uncollectible accounts, Gains from sale of fixed assets, Equity in net income of non-consolidated affiliates, Provision for asset impairments and Stock option compensation, and realized losses (gains) on derivatives.

(B) Other changes in assets and liabilities comprise: increases or decreases in Accounts receivable (third and related parties), Prepaid expenses, Inventories, Other current assets, Accounts payable trade (third and related parties), Accrued expenses, Deferred charges and other assets, Deferred credits and other liabilities and Other items . net.

(C) Free cash flow (which is a non-GAAP measure) consists of cash provided by operating activities plus or minus capital expenditures, premiums paid and net proceeds on derivatives and dividends. Dividends include those paid by our less than wholly-owned subsidiaries to their minority shareholders and dividends to our common shareholders. Management believes that free cash flow is relevant to investors as it provides a measure of the cash generated internally that is available for debt service and other value creation opportunities. However, free cash flow does not necessarily represent cash available for discretionary activities, as certain debt service obligations must be funded out of free cash flow. We believe the line on our unaudited condensed consolidated and combined statement of cash flows entitled "Cash provided by operating activities" is the most directly comparable measure to free cash flow. Our method of calculating free cash flow may not be consistent with that of other companies.

Novelis is the global leader in aluminum rolled products and aluminum can recycling. The Company operates in 11 countries and has approximately 13,000 employees. Novelis has the unrivaled capability to provide its customers with a regional supply of technologically sophisticated rolled aluminum products throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, the Company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information, visit www.novelis.com .

Statements made in this news release which describe Novelis' intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. Examples of forward-looking statements in this news release include, among other matters, our expectations with respect to the impact on cash of metal price movements, our metal price ceiling exposure, our performance expectations for the fourth quarter of 2005, our outlook for 2006 and our efforts to return to a normal SEC reporting cycle by the end of 2006. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: continuing obligations and other relationships resulting from our spin-off from Alcan; the level of our indebtedness and our ability to generate cash; relationships with, and financial and operating conditions of, our customers and suppliers; changes in the prices and availability of aluminum (or premiums associated with such price) or other raw materials we use; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies; factors affecting our operations, such as litigation, labor relations and negotiations, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions; changes to and volatility of metal prices; our ability to improve and maintain effective internal control over financial reporting and disclosure controls and procedures in the future; our ability to properly account for adjustments made to arrive at our opening balance sheet as of January 6, 2005; changes in market value of derivatives; the effectiveness of our hedging activities, including our internal UBC and smelter hedges; the continued cooperation of debt holders and regulatory authorities with respect to extensions of our 2006 filing deadlines; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers' industries; and changes in government regulations, particularly those affecting environmental, health or safety compliance. The financial information provided in this news release was prepared by management and has not been audited. The above list of factors is not exhaustive. Other important risk factors are included under the caption "Risk Factors" in our registration statement on Form S-4, as amended and filed with the SEC, and may be discussed in subsequent filings with the SEC. The risk factors included in our registration statement on Form S-4, as amended, are specifically incorporated by reference into this news release.

                                  Novelis Inc.

      CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME (unaudited)
                 (in millions of US$, except per share amounts)

                                             Third Quarter        Nine Months
                                            ---------------     ---------------
Periods ended September 30                   2005      2004      2005      2004
-----------------------------------------   -----     -----     -----     -----
Sales and operating revenues
  -  third parties                          2,053     1,893     6,337     5,416
  -  related parties                            -       107         -       323
                                            2,053     2,000     6,337     5,739
Costs and expenses
Cost of sales and operating expenses,
 excluding depreciation and
 amortization noted below
  -  third parties                          1,833     1,661     5,677     4,744
  -  related parties                            -        96         -       288
Depreciation and amortization                  56        60       173       178
Selling, general and administrative
 expenses                                      79        72       243       182
Research and development expenses              10         3        29        13
Research and development expenses -
 related parties                                -        10         -        28
Other expenses (income) - net
  -  third parties                            (27)        -       (38)        8
  -  related parties                            -         1        (1)      (21)
Interest expense
  -  third parties                             48        10       142        31
  -  related parties                            -         7         -        24
                                            1,999     1,920     6,225     5,475
Income before income taxes and other
 items                                         54        80       112       264
Income taxes                                   37        45        67       111
Income before other items                      17        35        45       153
Equity in net income of non-consolidated
 affiliates                                     2         1         6         4
Minority interests in earnings of
 consolidated affiliates                       (9)       (2)      (19)       (9)
Net income                                     10        34        32       148
Earnings per share
Net income per share - basic                 0.14      0.47      0.43      2.01
Net income per share - diluted               0.14      0.47      0.43      2.00

Dividends per common share                   0.09         -      0.27         -

                                  Novelis Inc.

         CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS (unaudited)
                  (in millions of US$, except number of shares)

                                                 September 30,   December 31,
As of                                                2005            2004
----------------------------------------------   -------------   -------------
ASSETS
Current assets
Cash and cash equivalents                                  124              31
Trade receivables (net of allowances of
 $28 in 2005 and $33 in 2004)
  - third parties                                          959             710
  - related parties                                          -              87
Other receivables
  - third parties                                            8               5
  - related parties                                         30             846
Prepaid expenses                                            52              36
Inventories
  Aluminum                                                 941           1,081
  Raw materials                                             20              20
  Other supplies                                           126             125
                                                         1,087           1,226
Other current assets                                       181              77
Total current assets                                     2,441           3,018
Deferred charges and other assets                          219              71
Long-term receivables from related parties                  77             104
Property, plant and equipment, net                       2,170           2,348
Investments in non-consolidated affiliates                 100             122
Intangible assets (net of accumulated
 amortization of $10 in 2005 and $9 in 2004)                29              35
Goodwill                                                   228             256
Total assets                                             5,264           5,954

                                  Novelis Inc.

                  (in millions of US$, except number of shares)

                                                     September 30,    December 31,
As of                                                     2005            2004
--------------------------------------------------   -------------    ------------
LIABILITIES AND SHAREHOLDERS'/INVESTED EQUITY
Current liabilities
Current portion of long-term debt
  - third parties                                                3               1
  - related parties                                              -             290
Short-term borrowings
  - third parties                                               35             229
  - related parties                                              -             312
Accounts payable, trade
  - third parties                                              752             496
  - related parties                                             38             401
Accrued expenses                                               418             339
Interest payable                                                22               2
Accrued income taxes                                            58               1
Other current liabilities                                       14              21
Total current liabilities                                    1,340           2,092
Long-term debt, net of current portion
  - third parties                                            2,647             139
  - related parties                                              -           2,307
Accrued post-retirement benefits                               307             284
Deferred credits and other liabilities                         224             188
Deferred income taxes                                          191             249
Commitments and contingencies
Minority interests in equity of consolidated
 affiliates                                                    151             140
Shareholders'/invested equity
Preferred shares - unlimited number of first
 preferred and second preferred shares
 authorized; none issued                                         -               -
Common shares, no par value - unlimited number of
 shares authorized; issued and outstanding:
 74,005,649 shares as of September 30, 2005                      -               -
Additional paid-in capital                                     433               -
Retained earnings                                               41               -
Accumulated other comprehensive income (loss)                  (70)             88
Owner's net investment                                           -             467
Total shareholders'/invested equity                            404             555
Total liabilities and shareholders'/invested
 equity                                                      5,264           5,954

                                  Novelis Inc.

    CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (unaudited)
                              (in millions of US$)

Nine months ended September 30                            2005         2004
-----------------------------------------------------   --------      ------
OPERATING ACTIVITIES
Net cash provided by operating activities                    366         292
INVESTING ACTIVITIES
Capital expenditures                                        (104)        (95)
Proceeds from sales of fixed assets and investments            9           8
Proceeds from loans receivable - net
  - third parties                                             19           -
  - related parties                                          373         501
Premiums paid on purchased derivatives                       (26)          -
Net proceeds from settlement of derivatives                   96         501
Net cash provided by investing activities                    367         414
FINANCING ACTIVITIES
Proceeds from issuance of new debt - third parties         2,750         443
Principal repayments
  - third parties                                         (1,742)       (895)
  - related parties                                       (1,180)          -
Short-term borrowings - net
  - third parties                                           (137)       (133)
  - related parties                                         (302)          4
Dividends - common shareholders                              (20)          -
Dividends - minority interest                                 (7)         (4)
Net receipts from (payments to) Alcan                         72        (121)
Debt issuance costs paid                                     (71)          -
Net cash used in financing activities                       (637)       (706)
Net increase in cash and cash equivalents                     96           -
Effect of exchange rate changes on cash balances
 held in foreign currencies                                   (3)          -
Cash and cash equivalents - beginning of period               31          27
Cash and cash equivalents - end of period                    124          27

SOURCE  Novelis Inc.
    -0-                             05/16/2006
    /CONTACT: Media, Charles Belbin, +1-404-814-4260, or charles.belbin@novelis.com, or Investors, Holly K. Ash, +1-404-814-4212, or holly.ash@novelis.com, both of Novelis Inc./
    /Web site:  http://www.novelis.com /
    (NVL)